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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-105182


                           PROSPECTUS SUPPLEMENT NO. 1
                  Island Pacific, Inc., a Delaware corporation
                     (formerly known as SVI Solutions, Inc.)
                                  Common Stock

         This prospectus supplement relates to the resale by the holders of Common Stock.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated July 17, 2003.

         The information in the table appearing under the heading "Selling Stockholders" in the prospectus is amended by: (a) adding the information below with respect to persons not previously listed in the prospectus (the "Additional Selling Stockholders"); and (b) amending the information with respect to Koyah Leverage Partners, L.P., Koyah Partners, L.P., and Raven Partners, L.P., each of whom were previously listed in the prospectus. The Additional Selling Stockholders are partners in Koyah Leverage Partners, L.P. and/or Koyah Partners, L.P. (together the "Koyah Partnerships"). Except as disclosed below, the Additional Selling Stockholders received their shares through a pro-rata distribution by the Koyah Partnerships to their partners.


                                 Number of Shares of IPI      Number of Shares of IPI     Percentage of Common Stock
                                Common Stock Beneficially    Common Stock to be Resold      Outstanding After the
Selling Stockholders                      Owned                   in the Offering                 Offering
--------------------                      -----                   ---------------                 --------
Koyah Leverage Partners,
L.P. (8)                                2,996,751                    2,843,512                      < 1%

Koyah Partners, L.P. (9)
                                          683,681                      653,033                      < 1%
Raven Partners, L.P. (10)
                                          290,114                      269,682                      < 1%

Jeffrey L. Enkema (20)                     33,489                       31,989                      < 1%

Michael K. Murphy                          62,057                       62,057                      < 1%

Anne Marie Bugge                           47,027                       47,027                      < 1%

The Gross Investment Company,
L.P. (21)                                  30,389                       30,389                      < 1%

Eugene A. Larson                           22,516                       22,516                      < 1%

Western United Life Assurance
Company (22)                              705,962                      705,962                      < 1%

David & Deborah  Lenartz                   15,735                       15,735                      < 1%

Natomas Partners, LP (23)                  68,100                       68,100                      < 1%

Richard Friedlander                        16,495                       16,495                      < 1%

Philip T. Galland                          22,232                       22,232                      < 1%

FAB Ventures, LLC (24)                     72,255                       72,255                      < 1%

Ronald & Linda Cater                       20,780                       20,780                      < 1%

Summit Securities, Inc. (25)               83,402                       83,402                      < 1%

C. Mark Casey, IRA (26)                     7,962                        7,962                      < 1%

Paul E. Russell, IRA (27)                   9,912                        9,912                      < 1%

K. Wendell Reugh (28)                     229,765                      229,765                      < 1%

Reugh Construction, Inc. (29)              67,242                       67,242                      < 1%

Michael J. Curcio, IRA (30)                11,235                       11,235                      < 1%

IBEX Absolute Fund, L.P. (31)               5,167                        5,167                      < 1%



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         The date of this prospectus supplement is November 10, 2003.

(8) Includes 1,257,925 shares issuable upon exercise of warrants. Includes 1,715,739 shares issued upon conversion of all outstanding principal and interest under a convertible promissory note. Koyah Ventures, LLC is the general partner of Koyah Leverage Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Koyah Leverage Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P., James M. Simmons is the managing member of Koyah Ventures, LLC and the Chief Investment Officer and controlling shareholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Koyah Leverage Partners, L.P. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by Koyah Leverage Partners, L.P.

(9) Includes 309,784 shares issuable upon exercise of warrants. Includes 343,148 shares issued upon conversion of all outstanding principal and interest under a convertible promissory note. Koyah Ventures, LLC is the general partner of Koyah Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Koyah Partners, L.P. and as a result has shared voting and dispositive power over shares held by Koyah Partners, L.P. James M. Simmons is the managing member of Koyah Ventures, LLC and the Chief Investment Officer and controlling shareholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Koyah Partners, L.P. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by Koyah Partners, L.P.

(10) Includes 12,535 shares issuable upon exercise of warrants. Includes 228,765 shares issued upon conversion of all outstanding principal and interest under a convertible promissory note. Koyah Ventures, LLC and Raven Ventures, LLC are the general partners of Raven Partners, L.P. and as a result have shared voting and dispositive power over shares held by Raven Partners, L.P. ICM Asset Management, Inc. is the investment advisor to Raven Partners, L.P. and as a result has shared voting and dispositive power over shares held by Raven Partners, L.P. James M. Simmons is the managing member of Koyah Ventures, LLC and Raven Ventures, LLC and the Chief Investment Officer and controlling shareholder of ICM Asset Management, Inc. and as a result has shared voting and dispositive power over shares held by Raven Partners, L.P. James M. Simmons disclaims beneficial ownership of the shares of our common stock owned by Raven Partners, L.P.

(20) 1,500 of the 33,489 shares held by Mr. Enkema were not acquired through the pro-rata distribution by the Koyah Partnerships to their partners.

(21) Irwin Gross is the general partner of The Gross Investment Company, L.P. and has voting and dispositive power over the shares held by The Gross Investment Company, L.P.

(22) C. Paul Sandifur, Jr., as Vice President of Western United Life Assurance Company ("WULA") and controlling shareholder of WULA's parent company, William Smith as the Principal Financial Officer of WULA, Weiling Zhu as the Chief Investment Officer and Treasurer of WULA, Reuel Swanson as the Corporate Secretary of WULA, Linda Bruce as the Assistant Treasurer of WULA, and John Van Engelen as the President of WULA have shared voting and dispositive power over the shares held by WULA. Summit Securities, Inc. is under common ownership with WULA and is the parent company of Metropolitan Investment Securities, Inc., which is a registered broker-dealer. Like other Additional Selling Shareholders, WULA received the shares as part of the pro-rata distribution by Koyah Partners, L.P. and Koyah Leverage Partners, L.P. to all of their partners.

(23) R. Stockton Rush, III is the general partner of Natomas Partners, L.P. and has voting and dispositive power over the shares held by Natomas Partners, LP.

(24) Leslie H. Brown and Fred A. Brown, as members of FAB Ventures, LLC, have shared voting and dispositive power over the shares held by FAB Ventures, LLC.

(25) C. Paul Sandifur, Jr., as an authorized person of Summit Securities, Inc. ("Summit") and controlling shareholder of Summit's parent company, William Smith as the Principal Financial Oficer of Summit, Weiling Zhu as the Chief Investment Officer and Treasurer of Summit, Reuel Swanson as the Corporate Secretary of Summit, Linda Bruce as the Assistant Treasurer of Summit, and John Van Engelen as the President of Summit, have shared voting and dispositive power over the shares held by Summit. Summit is under common ownership with WULA and is the parent company of Metropolitan Investment Securities, Inc., which is a registered broker-dealer. Like other Additional Selling Stockholders, Summit Securities received the shares as part of the pro-rata distribution by Koyah Partners, L.P. to all of its partners.

(26) C. Mark Casey, as beneficiary, has voting and dispositive power over the shares held by C. Mark Casey, IRA.

(27) Paul E. Russell, as beneficiary, has voting and dispositive power over the shares held by Paul E. Russell, IRA.

(28) Includes 67,242 shares held by Reugh Construction, Inc., a company for which K. Wendell Reugh serves as President. Reugh Construction, Inc. is also listed as a selling stockholder and the 67,242 shares held by it are also listed for Reugh Construction, Inc.

(29) K. Wendell Reugh, the President of Reugh Construction, has voting and dispositive power over the shares held by Reugh Construction, Inc.

(30) Michael J. Curcio, as beneficiary, has voting and dispositive power over the shares held by Michael J. Curcio, IRA.

(31) Richard L. Kesner is a director of IBEX Absolute Return Fund L.P. and has voting and dispositive power over the shares held by IBEX Absolute Return Fund L.P.